                                                                EXECUTION COPY

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                                  $85,000,000

                                CREDIT AGREEMENT

                                    among

                      AXIOHM TRANSACTION SOLUTIONS, INC.,
                                 as Borrower,

                              The Several Lenders
                       from Time to Time Parties Hereto,

                             LEHMAN BROTHERS INC.,
                                 as Arranger

                         LEHMAN COMMERCIAL PAPER INC.,
                            as Syndication Agent

                                    and

                        UNION BANK OF CALIFORNIA, N.A.,
                            as Administrative Agent

                        Dated as of October 2, 1997

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

                             TABLE OF CONTENTS


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
SECTION 1. DEFINITIONS..........................................................................           2
     1.1   Defined Terms........................................................................           2
     1.2   Other Definitional Provisions........................................................          26

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS......................................................          26
     2.1   Term Loan Commitments................................................................          26
     2.2   Procedure for Term Loan Borrowing....................................................          27
     2.3   Repayment of Term Loans..............................................................          27
     2.4   Revolving Credit Commitments.........................................................          28
     2.5   Procedure for Revolving Credit Borrowing.............................................          29
     2.6   Repayment of Loans; Evidence of Debt.................................................          29
     2.7   Commitment Fees, etc.................................................................          30
     2.8   Termination or Reduction of Revolving Credit Commitments.............................          31
     2.9   Optional Prepayments.................................................................          31
     2.10  Mandatory Prepayments and Commitment Reductions......................................          31
     2.11  Conversion and Continuation Options..................................................          32
     2.12  Minimum Amounts and Maximum Number of Eurodollar Tranches............................          33
     2.13  Interest Rates and Payment Dates.....................................................          33
     2.14  Computation of Interest and Fees.....................................................          34
     2.15  Inability to Determine Interest Rate.................................................          34
     2.16  Pro Rata Treatment and Payments......................................................          35
     2.17  Requirements of Law..................................................................          37
     2.18  Taxes................................................................................          38
     2.19  Indemnity............................................................................          40
     2.20  Change of Lending Office.............................................................          40
     2.21  Replacement of Lenders...............................................................          40
     2.22  Illegality...........................................................................          41
     2.23  Swing Line Commitment................................................................          41
     2.24  Procedure for Swing Line Borrowing; Refunding of Swing Line Loans....................          41

SECTION 3. LETTERS OF CREDIT....................................................................          43
     3.1   L/C Commitment.......................................................................          43
     3.2   Procedure for Issuance of Letter of Credit...........................................          43
     3.3   Commissions, Fees and Other Charges..................................................          44
     3.4   L/C Participations...................................................................          44
     3.5   Reimbursement Obligation of the Borrower.............................................          45
     3.6   Obligations Absolute.................................................................          46
     3.7   Letter of Credit Payments............................................................          46
     3.8   Applications.........................................................................          46

SECTION 4. REPRESENTATIONS AND WARRANTIES.......................................................          46
     4.1   Financial Condition..................................................................          46
     4.2   No Change............................................................................          48
     4.3   Corporate Existence; Compliance with Law.............................................          48

                                       -i-
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
     4.4   Corporate Power; Authorization; Enforceable Obligations..............................          48
     4.5   No Legal Bar.........................................................................          48
     4.6   No Material Litigation...............................................................          49
     4.7   No Default...........................................................................          49
     4.8   Ownership of Property; Liens.........................................................          49
     4.9   Intellectual Property................................................................          49
     4.10  Taxes................................................................................          49
     4.11  Federal Regulations..................................................................          50
     4.12  Labor Matters........................................................................          50
     4.13  ERISA................................................................................          50
     4.14  Investment Company Act; Other Regulations............................................          50
     4.15  Subsidiaries.........................................................................          51
     4.16  Use of Proceeds......................................................................          51
     4.17  Environmental Matters................................................................          51
     4.18  Accuracy of Information, etc.........................................................          52
     4.19  Security Documents...................................................................          52
     4.20  Solvency.............................................................................          54
     4.21  Senior Indebtedness..................................................................          54
     4.22  Regulation H.........................................................................          54

SECTION 5. CONDITIONS PRECEDENT.................................................................          54
     5.1   Conditions to Initial Extension of Credit............................................          54
     5.2   Conditions to Each Extension of Credit...............................................          59

SECTION 6. AFFIRMATIVE COVENANTS................................................................          59
     6.1   Financial Statements.................................................................          59
     6.2   Certificates; Other Information......................................................          60
     6.3   Payment of Obligations...............................................................          61
     6.4   Conduct of Business and Maintenance of Existence, etc................................          61
     6.5   Maintenance of Property; Insurance...................................................          61
     6.6   Inspection of Property; Books and Records; Discussions...............................          61
     6.7   Notices..............................................................................          62
     6.8   Environmental Laws...................................................................          62
     6.9   Interest Rate Protection.............................................................          64
     6.10  Additional Collateral, etc...........................................................          64
     6.11  Limitation on Designated Senior Debt.................................................          66

SECTION 7. NEGATIVE
COVENANTS.......................................................................................          66
     7.1   Financial Condition Covenants........................................................          66
     7.2   Limitation on Indebtedness...........................................................          68
     7.3   Limitation on Liens..................................................................          69
     7.4   Limitation on Fundamental Changes....................................................          71
     7.5   Limitation on Sale of Assets.........................................................          71
     7.6   Limitation on Dividends..............................................................          72
     7.7   Limitation on Capital Expenditures...................................................          73
     7.8   Limitation on Investments, Loans and Advances........................................          73
     7.9   Limitation on Optional Payments and Modifications of Debt Instruments or Merger
           Agreement, etc......................................................................          74
     7.10  Limitation on Transactions with Affiliates...........................................          74
     7.11  Limitation on Sales and Leasebacks...................................................          75

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
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
     7.12  Limitation on Changes in Fiscal Periods..............................................          75
     7.13  Limitation on Negative Pledge Clauses................................................          75
     7.14  Limitation on Restrictions on Subsidiary Distributions...............................          75
     7.15  Limitation on Lines of Business......................................................          75
     7.16  Limitation on Activities of the Dardel and Axiohm-Inv................................          75

SECTION 8. EVENTS OF DEFAULT....................................................................          76

SECTION 9. THE AGENTS...........................................................................          79
     9.1   Appointment..........................................................................          79
     9.2   Delegation of Duties.................................................................          80
     9.3   Exculpatory Provisions...............................................................          80
     9.4   Reliance by Administrative Agent.....................................................          80
     9.5   Notice of Default....................................................................          80
     9.6   Non-Reliance on Agents and Other Lenders.............................................          81
     9.7   Indemnification......................................................................          81
     9.8   Agent in Its Individual Capacity.....................................................          82
     9.9   Successor Administrative Agent.......................................................          82
     9.10  Authorization to Release Liens.......................................................          82
     9.11  Arranger.............................................................................          83

SECTION 10. MISCELLANEOUS.......................................................................          83
    10.1   Amendments and Waivers...............................................................          83
    10.2   Notices..............................................................................          84
    10.3   No Waiver; Cumulative Remedies.......................................................          84
    10.4   Survival of Representations and Warranties...........................................          84
    10.5   Payment of Expenses..................................................................          85
    10.6   Successors and Assigns; Participations and Assignments...............................          85
    10.7   Adjustments; Set-off.................................................................          88
    10.8   Counterparts.........................................................................          89
    10.9   Severability.........................................................................          89
    10.10  Integration..........................................................................          89
    10.11  GOVERNING LAW........................................................................          89
    10.12  Submission To Jurisdiction; Waivers..................................................          89
    10.13  Acknowledgements.....................................................................          90
    10.14  WAIVERS OF JURY TRIAL................................................................          90
    10.15  Confidentiality......................................................................          90
    10.16  Post Closing Restructuring Transactions..............................................          90

ANNEXES:

A                       Pricing Grid

EXHIBITS:

A                       Form of Guarantee and Collateral Agreement
B                       Form of Compliance Certificate
C                       Form of Closing Certificate
D                       Form of Mortgage
E                       Form of Assignment and Acceptance
F-1                     Form of Legal Opinion of McDermott, Will & Emery
F-2                     Form of Legal Opinion of Wilson Sonsini Goodrich & Rosati
F-3                     Form of Legal Opinion of Slaughter and May
F-4                     Form of Legal Opinion of Gide Loyrette Nouel
F-5                     Form of Legal Opinion of Adrian Holmes, Esq.
F-6                     Form of Legal Opinion of Allen & Overy
F-7                     Form of Legal Opinion of Sparks Dix, P.C.
G-1                     Form of Term Note
G-2                     Form of Revolving Credit Note
G-3                     Form of Swing Line Note
H                       Form of Prepayment Option Notice
I                       Form of Exemption Certificate
J                       Form of Nantissement de Fonds de Commerce
K-1                     Form of Australian Pledge Agreement
K-2                     Form of U.K. Pledge Agreement
K-3                     Form of French Pledge Agreements
L-1                     Form of Notice of Borrowing (Drawings)
L-2                     Form of Notice of Borrowing (Conversions)
L-3                     Form of Notice of Borrowing (Continuations


     CREDIT AGREEMENT, dated as of October 2, 1997, among AXIOHM TRANSACTION SOLUTIONS, INC. (f/k/a DH Technology, Inc.), a California corporation (the "BORROWER"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "LENDERS"), LEHMAN BROTHERS INC., as arranger, LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacities, the "SYNDICATION AGENT"), and UNION BANK OF CALIFORNIA, N.A., as administrative agent (the "ADMINISTRATIVE AGENT").

                                W I T N E S S E T H:

     WHEREAS, AX Acquisition Corporation ("ACQUISITION CO."), a wholly owned subsidiary of Axiohm IPB, Inc. ("AXIOHM-IPB"), which is a wholly owned subsidiary of Axiohm S.A.R.L. ("AXIOHM S.A.R.L."), made an offer (the "TENDER OFFER") to purchase up to 7,000,000 (but not fewer than 6,500,000) of the outstanding shares (the "SHARES") of common stock (which represented approximately 88.0% of the Shares outstanding as of July 11, 1997), without par value, of the Borrower, pursuant to an Offer to Purchase dated July 16, 1997 (as amended, supplemented or otherwise modified from time to time, the "OFFER TO PURCHASE") at a price of $25.00 per Share;

     WHEREAS, the Offer to Purchase was made pursuant to an Agreement and Plan of Merger dated as of July 14, 1997 (including the schedules thereto, the "MERGER AGREEMENT") among Axiohm S.A.R.L., Acquisition Co. and the Borrower, which provides that (i) immediately prior to the Merger (as defined below), Acquisition Co. will offer in an exchange offer made pursuant to an exemption under the Securities Act of 1933, as amended (the "EXCHANGE OFFER") to (x) the shareholders of Axiohm S.A.R.L. and (y) the shareholders of Dardel Technologies, S.A., a French corporation ("DARDEL") and a shareholder of Axiohm S.A.R.L., the right to exchange their stock of Axiohm S.A.R.L. (or Dardel, as the case may be), with Acquisition Co. for an aggregate of approximately 5,518,524 of the Shares acquired by Acquisition Co. in the Tender Offer and an aggregate of approximately $12,197,900 in cash, (ii) simultaneously with the consummation of the Exchange Offer, Axiohm-IPB will sell to the Borrower, and the Borrower will purchase from Axiohm-IPB, all of the outstanding shares of capital stock of Acquisition Co. in exchange for the assumption by the Borrower, on a joint and several basis with Acquisition Co. and Axiohm-IPB, of all obligations of Axiohm-IPB or Acquisition Co. in respect of the $175,000,000 Credit Agreement, dated as of August 19, 1997, among Axiohm S.A.R.L., Axiohm-IPB, Acquisition Co., the lenders party thereto and Lehman Commercial Paper Inc., as arranger, syndication agent and administrative agent (the "TENDER FACILITY") and in respect of the Interim Preferred Stock described below, and (iii) immediately following the events described in the foregoing clauses (i) and (ii) (collectively, the "PRE-MERGER TRANSACTIONS"), Acquisition Co. will be merged (the "MERGER") with and into the Borrower, with the Borrower being the surviving corporation of the Merger;

     WHEREAS, (i) to provide a portion of the financing for the Tender Offer and certain related expenses, (A) Acquisition Co. required the Tender Facility and (B) Acquisition Co. received $24,000,000 as cash equity constituting proceeds of $24,000,000 in liquidation value of preferred stock (the "INTERIM PREFERRED STOCK") issued by Axiohm-IPB and (ii) to provide a portion of the financing for the Merger and certain related expenses, the refinancing of certain indebtedness of the Borrower, the repayment of amounts owing under the Tender Facility and to provide financing for future working capital and other general corporate purposes, the Borrower will require at the time of the Merger financing comprised of senior credit facilities made available pursuant to this Agreement equal to $85,000,000, comprised of term loan facilities aggregating $50,000,000 and a $35,000,000 revolving credit facility and $120,000,000 in proceeds of unsecured senior subordinated notes (as more fully defined herein, the "SENIOR SUBORDINATED NOTES") issued by the Borrower;

     WHEREAS, after giving effect to the Pre-Merger Transactions and the Merger, (i) the Borrower will succeed to all rights and obligations of Acquisition Co., (ii) Dardel will be a wholly owned Subsidiary of the Borrower, (iii) 100% of the stock of Axiohm S.A.R.L. will be owned either directly by the Borrower or indirectly by the Borrower through its ownership of Dardel and (iv) Axiohm-IPB will continue as a wholly owned Subsidiary of Axiohm S.A.R.L.; and

     WHEREAS, the Lenders are willing to make the senior credit facilities referred to above available at the time of the Merger upon and subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

                          SECTION 1.  DEFINITIONS

     1.1  DEFINED TERMS.  As used in this Agreement, the terms listed in this
Section 1.1 shall have the respective meanings set forth in this Section 1.1.

     "ADJUSTMENT DATE":  as defined in the Pricing Grid.

     "ADMINISTRATIVE AGENT":  as defined in the preamble hereto.

     "AFFILIATE": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "AGENTS": the collective reference to the Syndication Agent and the Administrative Agent.

     "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

     "APPLICABLE MARGIN": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                                  Base Rate    Eurodollar
                                    Loans        Loans
                                  ---------    ----------
     Revolving Credit Loans and
       Swing Line Loans               1.50%        2.50%

     Tranche A Term Loans             1.50%        2.50%

     Tranche B Term Loans             2.00%        3.00%

; PROVIDED, that on and after the first Adjustment Date occurring at least one year after the Merger, the Applicable Margin with respect to Revolving Credit Loans, Swing Line Loans and Tranche A Term Loans will be determined pursuant to the Pricing Grid.

     "APPLICATION": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

     "ASSET SALE": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause
(a), (b), (c), (d), (e) or (f) of Section 7.5) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000.

     "ASSIGNEE":  as defined in Section 10.6(c).

     "ASSIGNMENT AND ACCEPTANCE":  as defined in Section 10.6(c).

     "ASSIGNOR":  as defined in Section 10.6(c).

     "AUSTRALIAN PLEDGE AGREEMENT": the Pledge Agreement to be executed and delivered by the Borrower in favor of the Administrative Agent, substantially in the form of Exhibit K-1, as the same may be amended, supplemented or otherwise modified from time to time.

     "AVAILABLE REVOLVING CREDIT COMMITMENT": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Credit Commitment over (b) such Lender's Revolving Extensions of Credit; provided, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Credit Commitment pursuant to
Section 2.7(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

     "AXIOHM-IPB":  as defined in the recitals hereto.

     "AXIOHM-INV": Axiohm Investissements, a Subsidiary of the Borrower organized in France.

     "BASE RATE": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "THREE-MONTH SECONDARY" CD Rate shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

     "BASE RATE LOANS": Loans the rate of interest applicable to which is based upon the Base Rate.

     "BENEFITTED LENDER":  as defined in Section 10.7(a).

     "BOARD": the Board of Governors of the Federal Reserve System of the United States (or any successor).

     "BORROWER":  as defined in the preamble hereto.

     "BORROWING DATE": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

     "BUSINESS":  as defined in Section 4.17(b).

     "BUSINESS DAY":  (i) for all purposes other than as covered by clause
(ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

     "CAPITAL EXPENDITURES": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

     "CAPITAL LEASE OBLIGATIONS": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     "CASH EQUIVALENTS": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("MOODY'S"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's;
(f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest at least 95% of their assets in assets satisfying the requirements of clauses (a) through (f) of this definition.

     "C/D ASSESSMENT RATE": for any day as applied to any Base Rate Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. SECTION 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

     "C/D RESERVE PERCENTAGE": for any day as applied to any Base Rate Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

     "CLOSING DATE":  the date on which the conditions precedent set forth in
Section 5.1 shall have been satisfied, which date shall not occur later than October 16, 1997.

     "CODE":  the Internal Revenue Code of 1986, as amended from time to time.

     "COLLATERAL": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

     "COMMITMENT": as to any Lender, the sum of the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment and the Revolving Credit Commitment of such Lender.

     "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

     "COMPLIANCE CERTIFICATE": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

     "CONFIDENTIAL INFORMATION MEMORANDUM": the Confidential Information Memorandum dated September 1997 and furnished to the Lenders.

     "CONSOLIDATED CURRENT ASSETS": at any date, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

     "CONSOLIDATED CURRENT LIABILITIES": at any date, all amounts which would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans to the extent otherwise included therein.

     "CONSOLIDATED EBITDA": for any period, Consolidated Net Income for such period PLUS, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges (other than non-cash charges in connection with the Borrower's use of the LIFO method of inventory accounting) and (g) for the period from the Closing Date through the end of the 1998 fiscal year, up to $3 million in the aggregate of transaction expenses and restructuring charges, and MINUS, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

     "CONSOLIDATED FIXED CHARGE COVERAGE RATIO": for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such period on account of Capital

Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures) or taxes to (b) Consolidated Fixed Charges for such period.

     "CONSOLIDATED FIXED CHARGES": for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) provision for cash income taxes made by the Borrower or any of its Subsidiaries on a consolidated basis in respect of such period and (c) scheduled payments made during such period on account of principal of Indebtedness (other than Indebtedness of the types described in clauses (f), (g) and (k) of the definition thereof) of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans).

     "CONSOLIDATED INTEREST COVERAGE RATIO":  for any period, the ratio of
(a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

     "CONSOLIDATED INTEREST EXPENSE": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Protection Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

     "CONSOLIDATED LEVERAGE RATIO": as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period; PROVIDED that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a PRO FORMA basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (i) have been previously provided to the Administrative Agent and the Lenders and (ii) either (A) have been reported on without a qualification arising out of the scope of the audit (other than a "going concern" or like qualification or exception) by independent certified public accountants of nationally recognized standing or (B) have been found acceptable by the Administrative Agent.

     "CONSOLIDATED NET INCOME": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; PROVIDED that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

     "CONSOLIDATED TOTAL DEBT": at any date, the sum of, without duplication, (a) the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP PLUS (b) all indebtedness of such Person for borrowed money MINUS (c) the amount of cash held by the Borrower and the Subsidiary Guarantors in an aggregate amount not to exceed $5,000,000 to the extent such cash is not subject to a Lien (except in favor of the Lenders).

     "CONSOLIDATED WORKING CAPITAL": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

     "CONTINUING DIRECTOR": (i) any director of the board of directors of the Borrower on the Closing Date, (ii) a director whose nomination for election to the board of directors of the Borrower is recommended by at least 50% of the then Continuing Directors or (iii) a director elected to the board of directors of the Borrower with the approval of the holders of at least 80% of the common stock of the Borrower having voting power for the election of directors held by the Permitted Investors.

     "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

     "DARDEL":  as defined in the recitals hereto.

     "DEFAULT": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "DISCLOSURE LETTER": the Disclosure Letter dated as of the date hereof between the Syndication Agent, the Lenders and the Borrower, as amended, supplemented or otherwise modified from time to time.

     "DISPOSITION": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "DISPOSE" and "DISPOSED OF" shall have correlative meanings.

     "DOLLARS" and "$":  dollars in lawful currency of the United States.

     "DOMESTIC SUBSIDIARY": any Subsidiary of any Loan Party organized under the laws of any jurisdiction within the United States.

     "ECF PERCENTAGE": 75%; PROVIDED, that, with respect to each fiscal year of the Borrower ending on or after December 31, 1997, the ECF Percentage shall be reduced to 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.00 to 1.00.

     "ENVIRONMENTAL CONSULTANT":  as defined in Section 6.8(d).

     "ENVIRONMENTAL LAWS": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

     "ENVIRONMENTAL PERMITS": any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorization required under any Environmental Law.

     "ENVIRONMENTAL PROFESSIONAL":  as defined in Section 6.8(c).

     "ENVIRONMENTAL PROGRAM":  as defined in Section 6.8(c).

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "EUROCURRENCY RESERVE REQUIREMENTS": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

     "EURODOLLAR BASE RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the "EURODOLLAR BASE RATE" for purposes of this definition shall be determined by reference to such other comparable publicly quoted service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

     "EURODOLLAR LOANS": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

     "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                         Eurodollar Base Rate
             ----------------------------------------
             1.00 - Eurocurrency Reserve Requirements

     "EURODOLLAR TRANCHE": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

     "EVENT OF DEFAULT": any of the events specified in Section 8, PROVIDED that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "EXCESS CASH FLOW": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Borrower LESS (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, and (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Borrower.

     "EXCESS CASH FLOW APPLICATION DATE":  as defined in Section 2.10(c).

     "EXCHANGE OFFER":  as defined in the recitals hereto.

     "EXCLUDED FOREIGN SUBSIDIARIES": any Foreign Subsidiary the pledge of all or any part of whose Capital Stock as Collateral would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower, PROVIDED that the term "Foreign Subsidiary" shall not include any Subsidiary (a) which is properly treated as a partnership or branch of the Borrower or a Domestic Subsidiary for United States federal income tax purposes and (b) the pledge of all or any part of whose Capital Stock as Collateral would not result in material adverse tax consequences to the Borrower.

     "FACILITY": each of (a) the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder (the "TRANCHE A TERM LOAN FACILITY"), (b) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the "TRANCHE B TERM LOAN FACILITY") and (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the "REVOLVING CREDIT FACILITY").

     "FEDERAL FUNDS EFFECTIVE RATE": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     "FRENCH PLEDGE AGREEMENTS": the Pledge Agreements creating a charge over the stock capital of Axiohm S.A.R.L., Dardel and Axiohm Investissements to be executed and delivered by the Borrower and Dardel in favor of the Administrative Agent, substantially in the form of Exhibit K-3, as the same may be amended, supplemented or otherwise modified from time to time.

     "FRENCH SECURITY DOCUMENT": the Nantissement de Fonds de Commerce to be executed and delivered by Axiohm S.A.R.L., substantially in the form of Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time.

     "FOREIGN SUBSIDIARY": any Subsidiary of any Loan Party that is not a Domestic Subsidiary.

     "FUNDED DEBT": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

     "FUNDING OFFICE": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

     "GAAP": generally accepted accounting principles in the United States as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of the Borrower as of the date of determination, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the December 31, 1996 audited financial statements of the Borrower delivered pursuant to
Section 4.1(c). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

     "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).

     "GUARANTEE AND COLLATERAL AGREEMENT": the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

     "GUARANTEE OBLIGATION": as to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof;
PROVIDED, HOWEVER, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     "H-S-R ACT": the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

     "INCUR":  as defined in Section 7.2.

     "INDEBTEDNESS": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables and accrued current obligations incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,
(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock (other than common stock) of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Interest Rate Protection Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or of its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries. It is understood and agreed that the amount of any Indebtedness described in clause
(i) for which recourse is limited to certain property of such Person shall be the lower of (x) the amount of the obligation and (y) the fair market value of the property of such Person securing such obligation to the extent of recourse to such property.

     "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     "INSOLVENT":  pertaining to a condition of Insolvency.

     "INTELLECTUAL PROPERTY": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     "INTEREST PAYMENT DATE": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

     "INTEREST PERIOD": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; PROVIDED that, all of the foregoing provisions relating to Interest Periods are subject to the following:

        (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

        (ii) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable;

        (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month ending one, two, three or six months thereafter, as the case may be, as designated in the relevant Notice of Borrowing; and

        (iv) the Borrower shall use reasonable efforts to select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

     "INTEREST RATE PROTECTION AGREEMENT": any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement, to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

     "ISSUING LENDER": one or more Lenders to be selected by the Syndication Agent and the Borrower (with the consent of such Lender) after the Syndication Date, in its capacity as issuer of any Letter of Credit.

     "L/C COMMITMENT":  $7,500,000.

     "L/C FEE PAYMENT DATE": the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

     "L/C OBLIGATIONS": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

     "L/C PARTICIPANTS": the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

     "LENDERS": as defined in the preamble hereto. Letters of Credit: as defined in Section 3.1(a).

     "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "LOAN":  as defined in Section 2.1.

     "LOAN DOCUMENTS": this Agreement, the Security Documents, the Syndication Letter Agreement, the Applications and the Notes.

     "LOAN PARTIES": the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document.

     "MAJORITY FACILITY LENDERS": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

     "MAJORITY REVOLVING CREDIT FACILITY LENDERS": the Majority Facility Lenders in respect of the Revolving Credit Facility.

     "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the consummation of the Merger, (b) the business, assets, property or condition (financial or otherwise) of the Borrower, Axiohm S.A.R.L. and their Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

     "MATERIAL ENVIRONMENTAL AMOUNT": an amount payable by the Borrower and/or its Subsidiaries in excess of $1,000,000 per fiscal year for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof, in any case pursuant to any Environmental Law or with respect to any Materials of Environmental Concern.

     "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     "MERGER":  as defined in the recitals hereto.

     "MERGER AGREEMENT":  as defined in the recitals hereto.

     "MORTGAGED PROPERTIES": the real properties listed on Schedule 1.1B to the Disclosure Letter, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

     "MORTGAGES": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

     "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "NET CASH PROCEEDS": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees and other professional fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), the amount of such net cash proceeds which are attributable to (and payable to) minority interests, the amount of any reserve reasonably maintained by the Borrower and its Subsidiaries with respect to indemnification obligations owing pursuant to the definitive documentation pursuant to which the Asset Sale is consummated (with any unused portion of such reserve to constitute Net Cash Proceeds on the date upon which the indemnification obligations terminate) and other reasonable fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees and other professional fees, underwriting discounts and commissions and other reasonable fees and expenses actually incurred in connection therewith.

     "NON-EXCLUDED TAXES":  as defined in Section 2.18(a).

     "NON-U.S. LENDER":  as defined in Section 2.18(d).

     "NOTES":  the collective reference to any promissory note evidencing
Loans.

     "NOTICE OF BORROWING": (i) with respect to (a) any borrowing of Loans, a Notice of Borrowing (Drawings), substantially in the form of Exhibit L-1,
(b) any conversion of Loans, a Notice of Borrowing (Conversions), substantially in the form of Exhibit L-2 and (c) any continuation of Eurodollar Loans, a Notice of Borrowing (Continuations), substantially in the form of Exhibit L-3 or (ii) telephonic notice of any such borrowing, conversion or continuation promptly confirmed in writing (in a form reasonably acceptable to the Administrative Agent).

     "OBLIGATIONS": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Interest Rate Protection Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Interest Rate Protection Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

     "OFFER TO PURCHASE":  as defined in the recitals hereto.

     "OTHER TAXES": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

     "PARTICIPANT":  as defined in Section 10.6(b).

     "PAYMENT OFFICE": the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     "PERMITTED INVESTORS": collectively, Dardel, Messrs. Patrick Dupuy, Gilles Gibier and William Gibbs, and Persons under their control (PROVIDED that for purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise).

     "PERSON": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "PLAN": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an employer as defined in
Section 3(5) of ERISA.

     "PRE-MERGER TRANSACTIONS":  as defined in the recitals hereto.

     "PRICING GRID":  the pricing grid attached hereto as Annex A.

     "PRO FORMA BALANCE SHEET":  as defined in Section 4.1(a).

     "PROJECTIONS":  as defined in Section 6.2(c).

     "PROPERTIES":  as defined in Section 4.17(a).

     "PROPERTY": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

     "RECOVERY EVENT": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset (other than inventory) of the Borrower or any of its Subsidiaries.

     "REFUNDED SWING LINE LOANS":  as defined in Section 2.24.

     "REFUNDING DATE":  as defined in Section 2.24.

     "REGISTER":  as defined in Section 10.6(d).

     "REGULATION G": Regulation G of the Board as in effect from time to time.

     "REGULATION U": Regulation U of the Board as in effect from time to time.

     "REIMBURSEMENT OBLIGATION": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

     "REINVESTMENT DEFERRED AMOUNT": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.10(b) as a result of the delivery of a Reinvestment Notice.

     "REINVESTMENT EVENT": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

     "REINVESTMENT NOTICE": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

     "REINVESTMENT PREPAYMENT AMOUNT": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business.

     "REINVESTMENT PREPAYMENT DATE": with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

     "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. SECTION 2615.

     "REQUIRED LENDERS": the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) the Total Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit.

     "REQUIRED PREPAYMENT LENDERS": the Majority Facility Lenders in respect of each Facility.

     "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     "RESPONSIBLE OFFICER": the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

     "REVOLVING CREDIT COMMITMENT": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading Revolving Credit Commitment opposite such Lender's name on Schedule 1.1A to the Disclosure Letter or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Credit Commitments is $35,000,000.

     "REVOLVING CREDIT COMMITMENT PERIOD": the period from and including the Closing Date to the Revolving Credit Termination Date.

     "REVOLVING CREDIT LENDER": each Lender which has a Revolving Credit Commitment or which has made Revolving Credit Loans.

     "REVOLVING CREDIT LOANS":  as defined in Section 2.4.

     "REVOLVING CREDIT NOTE":  as defined in Section 2.6(e).

     "REVOLVING CREDIT PERCENTAGE": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

     "REVOLVING CREDIT TERMINATION DATE": the earlier of (a) the Scheduled Revolving Credit Termination Date and (b) the date on which all the Term Loans shall mature or be paid in full.

     "REVOLVING EXTENSIONS OF CREDIT": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

     "SCHEDULED REVOLVING CREDIT TERMINATION DATE":  October 2, 2002.

     "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

     "SECURITY DOCUMENTS": the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Australian Pledge Agreement, the French Pledge Agreements and the U.K. Pledge Agreement, the French Security Document and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

     "SENIOR SUBORDINATED NOTE INDENTURE": the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower and certain of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

     "SENIOR SUBORDINATED NOTES": the unsecured senior subordinated notes of the Borrower issued on the Closing Date pursuant to the Senior Subordinated
Note Indenture, and unsecured senior subordinated notes of the Borrower registered under the Securities Act of 1933, as amended, with terms identical in all material respects to those issued on the Closing Date.

     "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     "SOLVENT": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such value is established and such liabilities are evaluated in accordance with
Section 101(32) of the federal Bankruptcy Code and the state laws governing determinations of the insolvency of debtors of New York and each state where such Person is doing business or has its principal place of business, (b) the present fair saleable value of the tangible and intangible assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) debt means liability on a claim and (ii) claim means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     "SUBSIDIARY": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a Subsidiary or to Subsidiaries in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "SUBSIDIARY GUARANTOR": each Subsidiary of the Borrower (other than any Excluded Foreign Subsidiary) that guarantees the Obligations pursuant to the Guarantee and Collateral Agreement.

     "SWING LINE COMMITMENT": the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.23 in an aggregate principal amount at any one time outstanding not to exceed $4,500,000.

     "SWING LINE LENDER": Union Bank of California, N.A., in its capacity as the lender of Swing Line Loans.

     "SWING LINE LOANS":  as defined in Section 2.23.

     "SWING LINE PARTICIPATION AMOUNT":  as defined in Section 2.24.

     "SYNDICATION DATE": the date on which the Syndication Agent completes the syndication of the Facilities and the entities selected in such syndication process become parties to this Agreement, which date shall be no later than October 31, 1997.

     "SYNDICATION LETTER AGREEMENT": the letter agreement, dated as of the date hereof, between the Borrower and the Syndication Agent relating to the syndication of the Facilities.

     "TENDER FACILITY":  as defined in the recitals hereto.

     "TENDER OFFER":  as defined in the recitals hereto.

     "TERM LOAN LENDERS": the collective reference to the Tranche A Term Loan Lenders and the Tranche B Term Loan Lenders.

     "TERM LOANS": the collective reference to the Tranche A Term Loans and Tranche B Term Loans.

     "TERM NOTE":  as defined in Section 2.6(e).

     "TOTAL REVOLVING CREDIT COMMITMENTS": at any time, the aggregate amount of the Revolving Credit Commitments at such time.

     "TOTAL REVOLVING EXTENSIONS OF CREDIT": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders at such time.

     "TRANCHE A TERM LOAN":  as defined in Section 2.1.

     "TRANCHE A TERM LOAN COMMITMENT": as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading Tranche A Term Loan Commitment opposite such Lender's name on Schedule 1.1A to the Disclosure Letter or in the Assignment and Acceptance pursuant to which such Lender became a party hereto. The original aggregate amount of the Tranche A Term Loan Commitments is $35,000,000.

     "TRANCHE A TERM LOAN LENDER": each Lender which has a Tranche A Term Loan Commitment or which has made a Tranche A Term Loan.

     "TRANCHE A TERM LOAN PERCENTAGE": as to Tranche A Term Loan Lender at any time, the percentage which such Lender's Tranche A Term Loan Commitment then constitutes of the aggregate Tranche A Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

     "TRANCHE B TERM LOAN":  as defined in Section 2.1.

     "TRANCHE B TERM LOAN COMMITMENT": as to Tranche B Term Loan Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche B Term Loan Commitment" opposite such Lender's name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto. The original aggregate amuount of the Tranche B Term Loan Commitments is $15,000,000.

          "TRANCHE B TERM LOAN LENDER": each Lender which has a Tranche B Term Loan Commitment or which has made a Tranche B Term Loan.

          "TRANCHE B TERM LOAN PERCENTAGE": as to any Lender at any time, the percentage which such Lender's Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

          "TRANSACTION DOCUMENTATION": collectively, the Merger Agreement, the Offer to Purchase (including all documents and materials filed with the SEC in connection therewith), the Senior Subordinated Note Indenture and all documentation executed in connection with the Exchange Offer and the other transactions contemplated hereby, in each case, including all schedules, exhibits, certificates, documents and agreements entered into, executed or delivered in connection therewith, and as each such agreement, filing, schedule, exhibit, certificate or document may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

          "TRANSFEREE":  as defined in Section 10.15.

          "TYPE": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          "U.K. PLEDGE AGREEMENT": the Pledge Agreement to be executed and delivered by the Borrower in favor of the Administrative Agent, substantially in the form of Exhibit K-2, as the same may be amended, supplemented or otherwise modified from time to time.

          "UNIFORM CUSTOMS": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

          "UNITED STATES":  the United States of America.

          1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in
Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, Section and Exhibit references are to this Agreement unless otherwise specified, and Schedule references are to the Disclosure Letter unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

          2.1 TERM LOAN COMMITMENTS. Subject to the terms and conditions hereof, (a) each Tranche A Term Loan Lender severally agrees to make a term loan (a "TRANCHE A TERM LOAN") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche A Term Loan Commitment of such Lender and (b) each Tranche B Term Loan Lender severally agrees to make a term loan (a "TRANCHE B TERM LOAN") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

          2.2 PROCEDURE FOR TERM LOAN BORROWING. The Borrower shall give the Administrative Agent irrevocable Notice of Borrowing (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be Base Rate Loans or Eurodollar Loans (if prior to the time the Borrower gives the Administrative Agent notice in accordance with this
Section 2.2, the Borrower shall have executed an indemnity agreement in form and substance satisfactory to the Syndication Agent) and no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the Syndication Date; PROVIDED that the Eurodollar Rate shall be redetermined as of the Syndication Date (based on the Interest Period selected by the Borrower and communicated to the Administrative Agent in accordance with the terms hereof) and such redetermined Eurodollar Rate shall apply to all Eurodollar Loans outstanding as of the Syndication Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in immediately available funds.

          2.3 REPAYMENT OF TERM LOANS. (a) The Tranche A Term Loan of each Tranche A Lender shall mature in 20 consecutive quarterly installments, commencing on March 31, 1998, each of which shall be in an amount equal to such Lender's Tranche A Term Loan Percentage multiplied by the amount set forth below opposite such installment:


          Installment                       Principal Amount
          -----------                       ----------------
          March 31, 1998                    $   700,000
          June 30, 1998                         700,000
          September 30, 1998                    700,000
          December 31, 1998                     700,000
          March 31, 1999                      1,850,000
          June 30, 1999                       1,850,000
          September 30, 1999                  1,850,000
          December 31, 1999                   1,850,000
          March 31, 2000                      1,850,000
          June 30, 2000                       1,850,000
          September 30, 2000                  1,850,000
          December 31, 2000                   1,850,000
          March 31, 2001                      2,175,000
          June 30, 2001                       2,175,000
          September 30, 2001                  2,175,000
          December 31, 2001                   2,175,000
          March 31, 2002                      2,175,000
          June 30, 2002                       2,175,000
          September 30, 2002                  2,175,000
          December 31, 2002                   2,175,000


          (b) The Tranche B Term Loan of each Tranche B Lender shall mature in 24 consecutive quarterly installments, commencing on March 31, 1998, each of which shall be in an amount equal to such Lender's Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment:


          Installment                       Principal Amount
          -----------                       ----------------

          March 31, 1998                    $   100,000
          June 30, 1998                         100,000
          September 30, 1998                    100,000
          December 31, 1998                     100,000
          March 31, 1999                        100,000
          June 30, 1999                         100,000
          September 30, 1999                    100,000
          December 31, 1999                     100,000
          March 31, 2000                        100,000
          June 30, 2000                         100,000
          September 30, 2000                    100,000
          December 31, 2000                     100,000
          March 31, 2001                        100,000
          June 30, 2001                         100,000


                                                                             29

          September 30, 2001                    100,000
          December 31, 2001                     100,000
          March 31, 2002                        100,000
          June 30, 2002                         100,000
          September 30, 2002                    100,000
          December 31, 2002                     100,000
          March 31, 2003                      3,250,000
          June 30, 2003                       3,250,000
          September 30, 2003                  3,250,000
          December 31, 2003                   3,250,000

          2.4 REVOLVING CREDIT COMMITMENTS. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("REVOLVING CREDIT LOANS") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.11, PROVIDED that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

          (b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

          2.5  PROCEDURE FOR REVOLVING CREDIT BORROWING.   The Borrower may
borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, PROVIDED that the Borrower shall give the Administrative Agent irrevocable Notice of Borrowing (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans and no Revolving Credit Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the Syndication Date; PROVIDED that the Eurodollar Rate shall be redetermined as of the Syndication Date (based on the Interest Period selected by the Borrower and communicated to the Administrative Agent in accordance with the terms hereof) and such redetermined Eurodollar Rate shall apply to all

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                                                                            30

Eurodollar Loans outstanding as of the Syndication Date. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $500,000 such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple thereof; PROVIDED, that the Swing Line Lender may request, on behalf of the Borrower, borrowings under the Revolving Credit Commitments which are Base Rate Loans in other amounts pursuant to Section 2.24. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its PRO RATA share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of the Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

          2.6 REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law, be PRIMA FACIE evidence of the existence and amounts of the obligations of the Borrower therein recorded; PROVIDED that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, promptly following the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender (i) a promissory note of the Borrower evidencing any Term Loans (a "TERM NOTE"), Revolving Credit Loans (a "REVOLVING CREDIT NOTE") or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3, respectively, with appropriate insertions as to date and principal amount.

          2.7 COMMITMENT FEES, ETC. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the rate per annum of .375% on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

          (b) The Borrower agrees to pay to the Arranger and the Syndication Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Syndication Agent.

          (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

          2.8 TERMINATION OR REDUCTION OF REVOLVING CREDIT COMMITMENTS. The Borrower shall have the right, upon not less than two Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; PROVIDED that no such termination or reduction of Revolving Credit Commitments shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

          2.9 OPTIONAL PREPAYMENTS. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of

Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; PROVIDED that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans which are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

          2.10 MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Capital Stock or Indebtedness shall be issued or Incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness Incurred in accordance with Section
7.2 or Capital Stock issued in accordance with Section 7.9), an amount equal to 100% of the Net Cash Proceeds of any Indebtedness Incurred and 75% of the Net Cash Proceeds of any Capital Stock issued shall be applied on the date of such issuance or Incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(d).

          (b) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(d); PROVIDED that notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $2,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(d).

          (c) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 1997, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(d). Except as set forth in Section 2.16(d), each such prepayment and commitment reduction shall be made on a date (an "EXCESS CASH FLOW APPLICATION DATE") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

          (d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 2.10 shall be applied, FIRST, to the prepayment of the Term Loans and, SECOND, to reduce permanently the Revolving Credit Commitments. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans and/or Swing Line Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, PROVIDED that if the aggregate principal amount of Revolving Credit Loans and Swing Line Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to this Section 2.10 shall be made, FIRST, to Base Rate Loans and, SECOND, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.10 (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

          2.11 CONVERSION AND CONTINUATION OPTIONS. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable Notice of Borrowing of such election, PROVIDED that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable Notice of Borrowing of such election (which notice shall specify the length of the initial Interest Period therefor), PROVIDED that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable Notice of Borrowing to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, PROVIDED that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and PROVIDED, FURTHER, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          2.12 MINIMUM AMOUNTS AND MAXIMUM NUMBER OF EURODOLLAR TRANCHES. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple thereof and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

          2.13 INTEREST RATES AND PAYMENT DATES. 2.(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.13 PLUS 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility PLUS 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate applicable to Base Rate Loans under the relevant Facility PLUS 2% (or, in the case of any such other amounts that do not relate directly to the Loans, the Base Rate PLUS 4%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, PROVIDED that interest accruing pursuant to paragraph (c) of this
Section 2.13 shall be payable from time to time on demand.

          2.14 COMPUTATION OF INTEREST AND FEES. 2.(a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, promptly deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

          2.15 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

          2.16 PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made PRO RATA according to the respective Tranche A Term Loan Percentages, Tranche B Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.

          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders (except as otherwise provided in Section 2.16(d)). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans and Tranche B Term Loans, as the case may be, in the inverse order of their respective maturities. Amounts prepaid on account of the Term Loans may not be reborrowed.

          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

          (d) Notwithstanding anything to the contrary in Sections 2.9, 2.10 or 2.16, so long as any Tranche A Term Loans are outstanding, each Tranche B Term Loan Lender may, at its option, decline up to 50% of the portion of any optional prepayment or mandatory prepayment applicable to the Tranche B Term Loans of such Lender; accordingly, with respect to the amount of any optional prepayment described in Section 2.9 or mandatory prepayment described in
Section 2.10 that is allocated to Tranche B Term Loans (such amount, the "TRANCHE B PREPAYMENT AMOUNT"), at any time when Tranche A Term Loans remain outstanding, the Borrower will, (i) in the case of any optional prepayment which the Borrower wishes to make, not later than ten Business Days prior to the date on which the Borrower wishes to make such optional prepayment, and
(ii) in the case of any mandatory prepayment required to be made pursuant to
Section 2.10, in lieu of applying such amount to the prepayment of Tranche B Term Loans, as provided in paragraph Section 2.10(d), on the date specified in Section 2.10 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Term Loan Lender a notice (each, a "PREPAYMENT OPTION NOTICE") as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Loan Lender a Prepayment Option Notice, which shall be in the form of Exhibit H, and shall include an offer by the Borrower to prepay on the date (each a "PREPAYMENT DATE") that is five Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Tranche B Term Loans. On the Prepayment Date, (i) the Borrower shall pay to the Administrative Agent the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which Tranche B Term Loan Lenders have accepted prepayment as described above (such Lenders, the "ACCEPTING LENDERS"), and such amount shall be applied to reduce the Tranche B Prepayment Amounts with respect to each Accepting Lender, (ii) the Borrower shall pay to the Administrative Agent an amount equal to 50% of the portion of the Tranche B Prepayment Amount not accepted by the Accepting Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans, and (C) the Borrower shall be entitled to retain the remaining 50% of the portion of the Tranche B Prepayment Amount not accepted by the Accepting Lenders. Each Term Loan Lender other than an Accepting Lender shall receive its portion of any optional prepayment or mandatory prepayment as set forth in Sections 2.9, 2.10 and 2.16.

          (e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this
Section 2.16(f) shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

          (g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective PRO RATA shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

          2.17 REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

               (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.18 and changes in the rate of tax on the overall net income of such Lender);

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.17, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

          (c) A certificate (providing reasonable support as to the amounts requested) as to any additional amounts payable pursuant to this Section 2.17 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.18 TAXES. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or

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                                                                            39

withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, PROVIDED, HOWEVER, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this subsection or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to Section 2.18(a).

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agents the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (d) Each Lender (or Transferee) that is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "NON-U.S. LENDER") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of
Exhibit I and a Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly

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                                                                            40

executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.18(b), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.18(d) that such Non-U.S. Lender is not legally able to deliver.

          (e) Without limiting the requirements of Section 2.18(d), a Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, PROVIDED that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

          (f) If the Administrative Agent or any Lender receives a refund in respect of Non-Excluded Taxes paid by the Borrower, which in the good faith judgment of such Lender is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by the Borrower in connection with such refunded Non-Excluded Taxes, to the Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, PROVIDED, that the Borrower agrees to promptly return such refund to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or applicable Lender that such Administrative Agent or Lender is required to repay such refund.

          2.19 INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would

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                                                                            41

have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) OVER (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate (providing reasonable support as to any amounts due) as to any amounts payable pursuant to this Section 2.19 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.20 CHANGE OF LENDING OFFICE. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17, 2.18(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; PROVIDED, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and PROVIDED, FURTHER, that nothing in this
Section 2.20 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.17, 2.18(a) or 2.22.

          2.21 REPLACEMENT OF LENDERS. If, at any time, so long as no Default or Event of Default shall have occurred and be continuing (a) the Borrower becomes obligated to pay additional amounts described in Sections
2.17 or 2.18 as a result of any conditions described in such Sections, (b) any of the events described in Section 2.22 shall occur and any Lender is thereby prohibited from making or maintaining Eurodollar Loans as contemplated by this Agreement or (c) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers, then the Borrower may, on ten Business Days prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall) assign pursuant to Section 10.6(c) all of its rights and obligations under this Agreement to a Lender or other entity selected by the Borrower and reasonably acceptable to the Administrative Agent (which consent shall not be unreasonably withheld or delayed) for a purchase price equal to the outstanding principal amount of such Lender's Loans and all accrued interest and fees and, as shall be paid by either the Borrower or the assignee (as they may agree), other amounts accrued and unpaid hereunder; PROVIDED that (i) the Borrower shall have no right to replace the Administrative Agent (but may replace such Person as a Lender), (ii) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such entity and (iii) in the event of replacement of a Lender to which the Borrower becomes obligated to pay additional amounts referred to in this Section, in order for the Borrower to be entitled to replace such a Lender, such replacement must take place no later than 180 days after the Lender shall have demanded payment of additional amounts under one of the Sections described in this Section. In the case of a replacement of a Lender to which the Borrower becomes obligated to pay additional amounts referred to in this Section, the Borrower shall pay such additional amounts to such Lender prior to such Lender being replaced and the payment of such additional amounts shall be a condition to the replacement of such Lender.

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                                                                            42

          2.22 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.

          2.23 SWING LINE COMMITMENT. 2.(a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments from time to time during the Revolving Credit Commitment Period by making swing line loans ("SWING LINE LOANS") to the Borrower; PROVIDED that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender's other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect) and
(ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.

          (b) The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

          2.24 PROCEDURE FOR SWING LINE BORROWING; REFUNDING OF SWING LINE LOANS. (a) Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Swing Line Lender irrevocable telephonic notice (except as otherwise agreed to by the Swing Line Lender and the Borrower) confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period). Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, if given, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

          (b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day's notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Revolving Credit Lender's Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be immediately applied by the Swing Line Lender to repay the Refunded Swing Line Loans. The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

          (c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.24(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.24(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.24(b) (the "REFUNDING DATE"), purchase for cash an undivided participating interest in an amount equal to (i) its Revolving Credit Percentage TIMES (ii) the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans (the "SWING LINE PARTICIPATION AMOUNT").

          (d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's PRO RATA portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); PROVIDED, HOWEVER, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

          (e) Each Revolving Credit Lender's obligation to make the Loans referred to in Section 2.24(b) and to purchase participating interests pursuant to Section 2.24(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving

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                                                                            44

Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                          SECTION 3. LETTERS OF CREDIT

          3.1 L/C COMMITMENT. (a) After the Syndication Date, subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("LETTERS OF CREDIT") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; PROVIDED that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Scheduled Revolving Credit Termination Date, PROVIDED that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

          (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2 PROCEDURE FOR ISSUANCE OF LETTER OF CREDIT. The Borrower may from time to time after the Syndication Date request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall

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                                                                            45

promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). The letter of credit identified on Schedule
3.2 to the Disclosure Letter shall at all times on and after the Syndication Date (PROVIDED that on such date Union Bank of California, N.A. shall be a Lender party hereto) be deemed to be a Letter of Credit for all purposes of this Agreement and the other Loan Documents, and, Union Bank of California, N.A. shall be the Issuing Lender in respect thereof.

          3.3 COMMISSIONS, FEES AND OTHER CHARGES. (a) The Borrower will pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility MINUS the fronting fee referred to below, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.
In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 1/4 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

          (b) In addition to the foregoing fees and commissions, to the extent agreed to by the Borrower and the Issuing Lender, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

          3.4 L/C PARTICIPATIONS. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant

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                                                                            46

pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its PRO RATA share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its PRO RATA share thereof; PROVIDED, HOWEVER, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          3.5 REIMBURSEMENT OBLIGATION OF THE BORROWER. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in Section 2.13(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause
(i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section
3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section
2.24 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

          3.6  OBLIGATIONS ABSOLUTE.  The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such

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                                                                            47

Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

          3.7 LETTER OF CREDIT PAYMENTS. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

          3.8 APPLICATIONS. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

             SECTION 4.  REPRESENTATIONS AND WARRANTIES

          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

          4.1 FINANCIAL CONDITION. (a) The unaudited PRO FORMA consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the Closing Date (including the notes thereto) (the "PRO FORMA BALANCE SHEET"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to
(i) the consummation of the Merger, (ii) the Loans to be made and the Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof, (iii) the other transactions contemplated hereby and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a PRO FORMA basis the estimated financial position of Borrower and its consolidated Subsidiaries as at the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

          (b) The audited consolidated balance sheets of Axiohm S.A.R.L. as at December 31, 1995 and December 31, 1996, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Price Waterhouse, present fairly the consolidated financial condition of Axiohm S.A.R.L. as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Axiohm S.A.R.L. as at June 30, 1997, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of Axiohm S.A.R.L. as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein. Axiohm S.A.R.L. and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph (b). During the period from December 31, 1996 to and including the date hereof, there has been no Disposition by Axiohm S.A.R.L. or its Subsidiaries of any material part of its business or Property or, except as a part of the Pre-Merger Transactions, any transfer of Capital Stock to any Person other than Axiohm S.A.R.L. or a Subsidiary Guarantor that is a Domestic Subsidiary.

          (c) The audited consolidated balance sheets of the Borrower as at December 31, 1994, December 31, 1995 and December 31, 1996, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG Peat Marwick LLP, present fairly the consolidated financial condition of the Borrower as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as at June 30, 1997, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph (c). During the period from December 31, 1996 to and including the date hereof there has been no Disposition by the Borrower or its Subsidiaries of any material part of its business or Property.

          4.2 NO CHANGE. Since December 31, 1996 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

          4.3 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clauses (c) and (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.4 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Merger and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19(b). Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          4.5 NO LEGAL BAR. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

          4.6 NO MATERIAL LITIGATION. Except as provided in Schedule 4.6 to the Disclosure Letter, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues
(a) with respect
to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

          4.7 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          4.8  OWNERSHIP OF PROPERTY; LIENS.  Except as set forth in Schedule
4.9 to the Disclosure Letter (which exceptions could not reasonably be expected to have a Material Adverse Effect), each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other material Property, except for any defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and none of such Property is subject to any Lien except as permitted by Section 7.3.

          4.9 INTELLECTUAL PROPERTY. Except as set forth in Schedule 4.9 to the Disclosure Letter (which exceptions could not reasonably be expected to have a Material Adverse Effect); (i) the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and (iii) the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

          4.10 TAXES. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          4.11 FEDERAL REGULATIONS. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U as now and from time to time hereafter in effect in violation of the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation G or Regulation U, as the case may be.

         4.12 LABOR MATTERS. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

          4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

          4.14 INVESTMENT COMPANY ACT; OTHER REGULATIONS. No Loan Party is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

          4.15 SUBSIDIARIES. The Subsidiaries listed on Schedule 4.15 to the Disclosure Letter constitute as of the Closing Date all the Subsidiaries of the Borrower at the date hereof.

          4.16 USE OF PROCEEDS. (a) The proceeds of the Term Loans will be used (i) to refinance the borrowings of Acquisition Co. under the Tender Facility, (ii) to finance the redemption of the Interim Preferred Stock issued by Axiohm-IPB in connection with the Tender Offer, (iii) to refinance certain indebtedness of the Borrower outstanding after the Merger, (iv) to finance the payment to be made to shareholders of Axiohm S.A.R.L. in connection with the Exchange Offer and (v) the payment of the fees and expenses of the Merger and the Tender Offer and the transactions contemplated thereby.

          (b) The proceeds of the Revolving Credit Loans and Swing Line Loans shall be used for working capital purposes and other general corporate purposes of the Borrower and its Subsidiaries; PROVIDED that up to $2,400,000 of the proceeds of Revolving Credit Loans may be used for the purposes set forth in Section 4.16(a). Letters of Credit shall be used to provide credit support for insurance and other general corporate requirements of the Borrower and its Subsidiaries.

          4.17 ENVIRONMENTAL MATTERS. Except as in the aggregate could not reasonably be expected to result in the payment of a Material Environmental
Amount:

          (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "PROPERTIES") do not contain, and, to the best knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

          (b) The Properties and all operations at the Properties are in material compliance, and have, to the best knowledge of the Borrower, in the last five years been in material compliance, with all applicable Environmental Laws, and there is, to the best knowledge of the Borrower, no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "BUSINESS"). Neither the Borrower nor any of its Subsidiaries has assumed or retained any liability of any other Person under Environmental Laws.

          (c) Neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d) To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

          (f) To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

          For purposes of Section 8(b) of this Agreement, each of the foregoing representations and warranties contained in this Section 4.17 that are qualified by the knowledge or best knowledge of the Borrower shall be deemed not to be so qualified.

          4.18 ACCURACY OF INFORMATION, ETC. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement (including the financial statements of Axiohm S.A.R.L. as at and for the period ended December 31, 1994) furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading. The projections and PRO FORMA financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Merger Agreement are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

          4.19 SECURITY DOCUMENTS. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) to the Disclosure Letter and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and

Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on
Schedule 4.19(b) to the Disclosure Letter, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

          (c) The French Security Document is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein and proceeds thereof. In the case of the collateral described in the French Security Document, the French Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the collateral and the proceeds thereof, as security for the Secured Liabilities (as defined in the French Security Document), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

          (d) The Australian Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Stock described therein. When stock certificates representing such Pledged Stock are delivered to the Administrative Agent, the Australian Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledge Stock, as security for the Secured Moneys (as defined in the Australian Pledge Agreement), prior and superior in right to any other Person.

          (e) The U.K. Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Stock described therein. When stock certificates representing such Pledged Stock are delivered to the Administrative Agent, the U.K. Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledge Stock, as security for the Secured Liabilities (as defined in the U.K. Pledge Agreement), prior and superior in right to any other Person.

          (f) The French Pledge Agreements are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Stock described therein. When the formalities of perfection set forth in Article 2.1 or 12 (as applicable) of the French Pledge Agreements have been consummated, the French Pledge Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledge Stock, as security for the Secured Liabilities (as defined in the French Pledge Agreements), prior and superior in right to any other Person.

          4.20 SOLVENCY. With due consideration given to Section 2.1 of the Guarantee and Collateral Agreement, each Loan Party is, and after giving effect to the Merger and Exchange Offer and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

          4.21 SENIOR INDEBTEDNESS. The Obligations constitute Senior Indebtedness of the Borrower under and as defined in the Senior Subordinated
Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute Senior Indebtedness of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

          4.22 REGULATION H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

                     SECTION 5.  CONDITIONS PRECEDENT

          5.1 CONDITIONS TO INITIAL EXTENSION OF CREDIT. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

          (a) LOAN DOCUMENTS. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each party thereto, (iii) each of the Mortgages, executed and delivered by a duly authorized officer of each party thereto, (iv) the French Security Document, executed and delivered by a duly authorized officer of each party thereto, (v) the Australian Pledge Agreement, executed and delivered by a duly authorized officer of each party thereto, (vi) the U.K. Pledge Agreement executed and delivered by a duly authorized officer of each party thereto, (vii) the French Pledge Agreements, and the related statements of pledge (declarations de gage), executed and delivered by a duly authorized office of each party thereto and (viii) for the account of each relevant Lender, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

          (b) MERGER, ETC. The following transactions shall have been consummated, in each case, on terms and conditions reasonably satisfactory to the Lenders:

               (i) The Merger shall have been, or shall be concurrently, consummated pursuant to the Merger Agreement and all required stockholder approval to effect the Merger shall have been obtained; and the Merger Agreement shall not have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Administrative Agent;

               (ii) The Exchange Offer shall have been consummated and, after giving effect to the Exchange Offer and the Merger, the Borrower shall own, directly or indirectly, at least 90% of the stock of Axiohm S.A.R.L.; and

               (iii) The Borrower shall have issued and sold the Senior Subordinated Notes.

          (c) PRO FORMA BALANCE SHEET; FINANCIAL STATEMENTS. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower for the 1994, 1995 and 1996 fiscal years, (iii) audited consolidated financial statements of Axiohm S.A.R.L. for its 1994, 1995 and 1996 fiscal years and (iv) unaudited interim consolidated financial statements of the Borrower and Axiohm S.A.R.L. for each fiscal month and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clauses (ii) and (iii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries or Axiohm S.A.R.L. and its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

          (d) APPROVALS. All governmental (including compliance with the H-S-R Act in respect of the Merger and the Exchange Offer, and any required French governmental approvals in respect of the Exchange Offer), shareholder and third party approvals (including debtholders', landlords' and other consents) reasonably necessary or advisable in connection with the Merger, the Exchange Offer, the financings contemplated hereby and the continuing operations of Axiohm S.A.R.L., Axiohm-IPB, the Borrower and their Subsidiaries after the Merger shall have been obtained and be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Tender Offer or the Merger.

          (e) RELATED AGREEMENTS. The Administrative Agent shall have received (in a form reasonably satisfactory to the Syndication Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of the Transaction Documentation and such other documents or instruments as may be reasonably requested by the Syndication Agent, including, without limitation, a copy of the Senior Subordinated Note Indenture and any other debt instrument, security agreement or other material contract to which the Loan Parties may be a party. The documents and materials filed publicly by Axiohm S.A.R.L., Acquisition Co. and the Borrower in connection with the Merger shall have been furnished to the Administrative Agent and shall be reasonably satisfactory in form and substance.

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                                                                            57

          (f) REFINANCING OF TENDER FACILITY. All obligations of Acquisition Co. or the Borrower under the Tender Facility shall have been refinanced with the proceeds of the Facilities and the Senior Subordinated Notes.

          (g)  FEES.  The Lenders, the Syndication Agent and the
     Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

          (h) SOLVENCY ANALYSIS. The Lenders shall have received a satisfactory solvency opinion from Valuemetrics, Inc., which shall document the solvency of Axiohm S.A.R.L., Axiohm-IPB, the Borrower and each of their Subsidiaries taken as a whole after giving effect to the Tender Offer, the Merger and the other transactions contemplated hereby.

          (i) INSURANCE. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.5 hereof and Section 5.3 of the Guarantee and Collateral Agreement.

          (j) LIEN SEARCHES. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by Section 7.3.

          (k) INDEBTEDNESS, LIENS OR PREFERRED CAPITAL STOCK. Neither Acquisition Co., the Borrower nor their Subsidiaries shall have any outstanding Indebtedness, Liens or preferred Capital Stock after giving effect to the Merger other than such Indebtedness, Liens or preferred Capital Stock permitted by Sections 7.2 and 7.3.

          (l) CLOSING CERTIFICATE. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

          (m) LEGAL OPINIONS. The Administrative Agent shall have received the following executed legal opinions:

               (i) the legal opinion of McDermott, Will & Emery, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

               (ii) the legal opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;

               (iii) the legal opinion of Slaughter and May, French counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-3;

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                                                                            58

               (iv) the legal opinion of special Gide Loyrette Nouel, French counsel to the Agents and the Lenders, substantially in the form of Exhibit F-4;

               (v) the legal opinion of Adrian Holmes, Esq., Australian counsel to the Borrower, substantially in the form of Exhibit F-5;

               (vi) the legal opinion of Allen & Overy, U.K. counsel to the Agents and the Lenders, substantially in the form of Exhibit F-6; and

               (vii) the legal opinion of Sparks Dix, P.C., Colorado counsel to the Borrower and its subsidiaries, substantially in the form of Exhibit F-7.

     Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Syndication Agent may reasonably require.

          (n) PLEDGED STOCK; STOCK POWERS. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, the Australian Pledge Agreement, the French Pledge Agreement and the U.K. Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

          (o) FILINGS, REGISTRATIONS AND RECORDINGS. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

          (p) MORTGAGES, ETC. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

          (ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in Section 5.1(m)(iii) (the "TITLE INSURANCE COMPANY") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps,

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                                                                            59

     plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

          (iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies);
     (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

          (iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance which (1) covers any parcel of improved real property which is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and
     (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

          (v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in Section 5.1(m)(iii) and a copy of all other material documents affecting the Mortgaged Properties.

          5.2 CONDITIONS TO EACH EXTENSION OF CREDIT. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without

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                                                                            60

limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

                        SECTION 6.  AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

          6.1  FINANCIAL STATEMENTS.  Furnish to each Agent and each Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a going concern or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG Peat Marwick LLP or other independent certified public accountants of nationally recognized standing; and

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

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                                                                            61

          6.2 CERTIFICATES; OTHER INFORMATION. Furnish to each Agent and each Lender, or, in the case of clause (g), to the relevant Lender:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) the value of which exceeds $50,000;

          (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "PROJECTIONS"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions as of the time such Projections were delivered and that such Responsible Officer has no reasonable basis to believe that such Projections are incorrect or misleading in any material respect; PROVIDED that such certificate may state that the Responsible Officer gives no assurance that such Projections will be achieved;

          (d) to the extent approval is required by the Required Lenders pursuant to Section 7.9, no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture;

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                                                                            62

          (e) to the extent not previously delivered hereunder, within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the SEC, including any materials filed in respect of the Exchange Offer or the Merger; and

          (f) promptly, such additional financial and other information regarding the business of the Borrower and its Subsidiaries as they relate to the Loan Documents as any Lender (through the Administrative Agent) may from time to time reasonably request.

          6.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

          6.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE, ETC. (a)(i) Subject to Section 7.15, continue to engage in business of the same general type as now conducted by it, (ii) preserve, renew and keep in full force and effect its corporate existence and (iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.5 MAINTENANCE OF PROPERTY; INSURANCE. (a) Subject to Section 7.5, keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

          6.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and
(b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and, with reasonable notice, to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

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                                                                            63

          6.7 NOTICES. Promptly give notice to the Administrative Agent and each Lender of:

          (a)  the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $1,500,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:
     (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or
     (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

          (e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          6.8 ENVIRONMENTAL LAWS. (a)(i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain reasonably could be expected to adversely affect the Borrower or any of its Subsidiaries. For purposes of this Section 6.8(a), noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this covenant if, upon learning of any actual or suspected noncompliance, the Borrower or any applicable Subsidiary shall promptly undertake all reasonable efforts to achieve compliance, and PROVIDED that, in any case, such non-compliance, and any other noncompliance with Environmental Law, individually or in the aggregate, could not reasonably be expected to give

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                                                                            64

rise to a Material Adverse Effect or materially and adversely affect the value of any Mortgaged Property.

          (b) Promptly comply with all material orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which appropriate proceedings have been timely and properly taken in good faith, and PROVIDED that the pendency of any and all such proceedings could not reasonably be expected to give rise to a Material Adverse Effect.

          (c) Promptly (and in any case within six months) after the Closing Date, complete the development of, and implement in all material respects, a program to promote compliance with and to minimize prudently any liabilities or potential liabilities under any Environmental Law that may affect the Borrower or any of its Subsidiaries (the "ENVIRONMENTAL PROGRAM"). The Environmental Program shall be developed with the assistance of a reputable independent environmental consulting firm or other independent environmental professional, in either case, reasonably acceptable to the Agents (an "ENVIRONMENTAL PROFESSIONAL"). Upon either Agent's request, a reasonably detailed written description of the Environmental Program shall be provided to the Agents prior to finalization thereof, after which, upon either Agent's request, the Borrower and the Environmental Professional involved shall confer with the Agents concerning the Environmental Program. The Agents shall have the right, but shall not have any duty, to obtain, review, or discuss any such description.

          (d) Prior to acquiring any ownership or leasehold interest in real property, or other interest in any real property that could give rise to the Borrower or any of its Subsidiaries being found an owner, operator, or otherwise subject to potential liability under any Environmental Law (or any entity with such interests in any real property): (i) obtain a written report by a reputable independent environmental consultant reasonably acceptable to the Agents (an "ENVIRONMENTAL CONSULTANT") of the Environmental Consultant's assessment of the presence or potential presence of significant levels of any Materials of Environmental Concern on, in, under, or about such property, or of other conditions that could give rise to potentially significant liability under or violations of Environmental Law relating to such acquisition, and notify the Administrative Agent of such potential acquisition; and (ii) if requested by the Administrative Agent after learning of such potential acquisition, provide such report to the Administrative Agent and afford the Administrative Agent a reasonable opportunity to review and, if requested by the Administrative Agent, discuss such report with the Environmental Consultant who prepared it and a knowledgeable representative of the Borrower. The Administrative Agent shall have the right, but shall not have any duty, to obtain, review, or discuss any such report.

          (e) Promptly upon Administrative Agent's request if there has occurred or the Administrative Agent reasonably anticipates an Event of Default, permit an environmental consultant whom the Administrative Agent in its discretion designates, subject to the approval of the Borrower, which shall not be unreasonably withheld or delayed, to perform an environmental assessment (including, without limitation: reviewing documents; interviewing knowledgeable persons; and sampling and analyzing soil, air, surface water, groundwater, and/or other media in or about property owned or leased by the Borrower or any of its Subsidiaries, or on which

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                                                                            65

operations of the Borrower or any of its Subsidiaries otherwise take place.) Such environmental assessment shall be in form, scope, and substance reasonably satisfactory to the Administrative Agent, subject to the approval of the Borrower, which shall not be unreasonably withheld or delayed. The Borrower or any of its Subsidiaries shall cooperate fully in the conduct of such environmental assessment, and shall pay the reasonable costs of such environmental assessment immediately upon written demand by the Administrative Agent. The Administrative Agent shall have the right, but shall not have any duty, to request and/or obtain such environmental assessment.

          6.9 INTEREST RATE PROTECTION. In the case of the Borrower, within 60 days after the Closing Date, enter into Interest Rate Protection Agreements to the extent necessary to provide that at least $20,000,000 in aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Interest Rate Protection Agreements shall have terms and conditions reasonably satisfactory to the Agents.

          6.10 ADDITIONAL COLLATERAL, ETC. (a) With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any Property described in paragraph (b), (c) or (d) below or owned by an Excluded Foreign Subsidiary and (y) any Property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such supplements or amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

          (b) With respect to any fee interest in any real estate having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any such real estate subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority mortgage or deed of trust, as the case may be, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real estate, in form and substance reasonably satisfactory to the Administrative Agent, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real estate in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or reasonably advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal

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                                                                            66

opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

    (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by the Borrower (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary) or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such supplements or amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary
(A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

    (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries or any Excluded Foreign Subsidiary that existed on the Closing Date which owns assets with a value in excess of $1,000,000, promptly (i) execute and deliver to the Administrative Agent such supplements or amendments to the Guarantee and Collateral Agreement (or, if such Excluded Foreign Subsidiary owns assets with a value in excess of $1,000,000, such other pledge or security agreement) as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries (PROVIDED that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

    (e) Promptly notify the Administrative Agent if (i) the value of the plant, property and equipment of the Borrower and its Subsidiaries located in Mexico exceeds $1,000,000 or (ii)
the value of the inventory of the Borrower and its Subsidiaries located in Mexico exceeds the lesser of (A) $5,000,000 or (B) 20% of the aggregate worldwide inventory of the Borrower and its Subsidiaries; and, unless, at such time, the Consolidated Leverage Ratio as at the last day of the most recent period of four consecutive fiscal quarters of the Borrower is less than 2.50 to 1.00, take all actions necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such assets, including, without limitation, the establishment and maintenance of a trust with an independent financial institution for such purpose.

    6.11 LIMITATION ON DESIGNATED SENIOR DEBT. Designate any Indebtedness as "Designated Senior Debt" under the Senior Subordinated Note Indenture.

                         SECTION 7. NEGATIVE COVENANTS

    The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

    7.1  FINANCIAL CONDITION COVENANTS.

    (a) CONSOLIDATED LEVERAGE RATIO. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

                                                                          Consolidated
               Fiscal Quarter                                            Leverage Ratio
               --------------                                            --------------
              December 31, 1997                                           5.50 to 1.00
              March 31, 1998                                              5.50 to 1.00
              June 30, 1998                                               5.50 to 1.00
              September 30, 1998                                          5.25 to 1.00
              December 31, 1998                                           4.75 to 1.00
              March 31, 1999                                              3.50 to 1.00
              June 30, 1999                                               3.50 to 1.00
              September 30, 1999                                          3.50 to 1.00
              December 31, 1999                                           3.50 to 1.00
              March 31, 2000                                              2.50 to 1.00
              June 30, 2000                                               2.50 to 1.00
              September 30, 2000                                          2.50 to 1.00
              December 31, 2000                                           2.50 to 1.00
              March 31, 2001                                              1.50 to 1.00
              June 30, 2001                                               1.50 to 1.00

                                                                            68

              September 30, 2001                                          1.50 to 1.00
              December 31, 2001                                           1.50 to 1.00
              March 31, 2002                                              1.50 to 1.00
              June 30, 2002                                               1.50 to 1.00
              September 30, 2002                                          1.50 to 1.00
              December 31, 2002                                           1.50 to 1.00
              Thereafter                                                  1.50 to 1.00

; PROVIDED, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending December 31, 1997, March 31, 1998 and June 30, 1998, Consolidated EBITDA for the relevant period shall be deemed to equal Consolidated EBITDA for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) MULTIPLIED BY 4, 2 and 4/3, respectively.

    (b) CONSOLIDATED INTEREST COVERAGE RATIO. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                                                            Consolidated Interest
               Fiscal Quarter                                   Coverage Ratio
               --------------                                   --------------
              December 31, 1997                                  1.75 to 1.00
              March 31, 1998                                     1.50 to 1.00
              June 30, 1998                                      1.70 to 1.00
              September 30, 1998                                 1.90 to 1.00
              December 31, 1998                                  2.10 to 1.00
              March 31, 1999                                     3.10 to 1.00
              June 30, 1999                                      3.10 to 1.00
              September 30, 1999                                 3.10 to 1.00
              December 31, 1999                                  3.10 to 1.00
              March 31, 2000                                     4.50 to 1.00
              June 30, 2000                                      4.50 to 1.00
              September 30, 2000                                 4.50 to 1.00
              December 31, 2000                                  4.50 to 1.00
              March 31, 2001                                     6.50 to 1.00
              June 30, 2001                                      6.50 to 1.00
              September 30, 2001                                 6.50 to 1.00
              December 31, 2001                                  6.50 to 1.00
              March 31, 2002                                     65.0 to 1.00
              June 30, 2002                                      6.50 to 1.00
              September 30, 2002                                 6.50 to 1.00
              December 31, 2002                                  6.50 to 1.00
              Thereafter                                         6.50 to 1.00

    (c) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                                                                       Consolidated Fixed
                Fiscal Quarter                                        Charge Coverage Ratio
                --------------                                        ---------------------
              September 30, 1998                                          1.00 to 1.00
              December 31, 1998                                           1.05 to 1.00
              March 31, 1999                                              1.05 to 1.00
              June 30, 1999                                               1.20 to 1.00
              September 30, 1999                                          1.20 to 1.00
              December 31, 1999                                           1.20 to 1.00
              March 31, 2000                                              1.50 to 1.00
              June 30, 2000                                               1.50 to 1.00
              September 30, 2000                                          1.50 to 1.00
              December 31, 2000                                           1.50 to 1.00
              March 31, 2001                                              1.70 to 1.00
              June 30, 2001                                               1.70 to 1.00
              September 30, 2001                                          1.70 to 1.00
              December 31, 2001                                           1.70 to 1.00
              March 31, 2002                                              1.70 to 1.00
              June 30, 2002                                               1.70 to 1.00
              September 30, 2002                                          1.70 to 1.00
              December 31, 2002                                           1.70 to 1.00
              Thereafter                                                  1.70 to 1.00

    7.2 LIMITATION ON INDEBTEDNESS. Create, incur, assume or suffer to exist (in each case, to "INCUR") any Indebtedness, except:

    (a) Indebtedness of any Loan Party pursuant to any Loan Document;

    (b) Indebtedness between the Borrower and a Subsidiary or between one Subsidiary and another; PROVIDED that (a) if the Borrower is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in liquidation to the prior payment in full in cash of all Obligations; and (b) if a Subsidiary that is not a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness owing to the Borrower or any Subsidiary Guarantor, together with all intercompany Indebtedness owing from all Subsidiaries that are not Subsidiary Guarantors to the Borrower or a Subsidiary Guarantor, does not exceed $5,000,000 in aggregate principal amount at any time outstanding;

    (c) Indebtedness secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

    (d) Capital Lease Obligations in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

    (e) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(e) to the Disclosure Letter and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);

    (f) unsecured Indebtedness of any Loan Party incurred in the ordinary course of business as a result of open account arrangements or accrued expenses in current account payables;

    (g) Guarantee Obligations of any Indebtedness permitted by this Section 7.2; and

    (h) Indebtedness under Interest Rate Protection Agreements required by
Section 6.9;

    (i) unsecured Indebtedness (x) in respect of a revolving credit facility (the "FRENCH REVOLVER") for the purpose of funding the working capital needs in the ordinary course of business of Axiohm S.A.R.L.; PROVIDED that (i) the Dollar equivalent (determined in good faith by the Borrower) of the aggregate outstanding principal amount thereof (the "AXIOHM S.A.R.L. EQUIVALENT OUTSTANDINGS") shall not exceed $10,000,000 at any one time and (ii) on the date of any incurrence thereof, after giving effect thereto, the sum of the Axiohm S.A.R.L. Equivalent Outstandings and aggregate Revolving Extensions of Credit of all Revolving Credit Lenders shall not exceed the aggregate Revolving Credit Commitments of all Revolving Credit Lenders; PROVIDED, FURTHER, that a Letter of Credit (in a face amount not to exceed $10,000,000) shall be issued to support the obligations under the French Revolver and for purposes of this clause (ii) only, the undrawn and unexpired amount of such Letter of Credit shall be deemed to be a Revolving Extension of Credit, but, to the extent of the undrawn and unexpired amount of any such outstanding Letter of Credit, any Axiohm S.A.R.L. Equivalent Outstandings shall not be deemed to be outstanding or (y) of Axiohm S.A.R.L. in an aggregate principal Dollar equivalent (determined in good faith by Axiohm S.A.R.L.) amount at any time outstanding not to exceed $2,000,000;

    (j) additional Indebtedness of Subsidiaries that are not Subsidiary Guarantors in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

    (k) guarantees made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Subsidiary Guarantor that is a Domestic Subsidiary; and

    (l) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $120,000,000 and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness subordinated to the Obligations to the same extent as such Indebtedness.

    7.3 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

    (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

    (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

    (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

    (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

    (e) zoning restrictions, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

    (f) Liens in existence on the date hereof listed on Schedule 7.3(f) to the Disclosure Letter, securing Indebtedness permitted by Section 7.2(e), PROVIDED that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

    (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, PROVIDED that (i) such Liens shall be created within 90 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

    (h) Liens created pursuant to the Security Documents;

    (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

    (j) Liens arising from precautionary UCC financing statement filings regarding operating leases or consignment arrangements entered into by the Borrower or its Subsidiaries in the ordinary course of business;

    (k) licenses, sublicenses, leases and subleases permitted hereunder granted to others not interfering in any material respect in the business of the Borrower or any of its Subsidiaries;

    (l) attachment or judgment Liens which are not outstanding for more than thirty (30) days in an aggregate amount (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) outstanding at any one time not in excess of $1,000,000;

    (m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and

    (n) Liens on property at the time of its acquisition or existing on property or assets of a Person which becomes a Subsidiary after the date hereof, PROVIDED that (i) such Liens existed at the time of such acquisition or at the time such Person became a Subsidiary and were not created in anticipation thereof, and
(ii) any such Lien is not spread to cover any additional property or assets, including property or assets of such corporation after the time such corporation becomes a Subsidiary; and

    (o) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods by the Borrower or its Subsidiaries.

    7.4 LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its Property or business, or make any material change in its present method of conducting business, except:

    (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (PROVIDED that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor that is a Domestic Subsidiary (PROVIDED that the Subsidiary Guarantor shall be the continuing or surviving corporation);

    (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor that is a Domestic Subsidiary;

    (c) the Pre-Merger Transactions and, immediately thereafter (and substantially concurrently therewith) the Merger, may be consummated, so long as concurrently therewith all amounts outstanding under the Tender Facility shall be repaid in full; and

    (d) transactions permitted by Section 7.5.

    7.5 LIMITATION ON SALE OF ASSETS. Dispose of any of its Property or business (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

    (a) the Disposition of obsolete or worn out property in the ordinary course of business;

    (b) the sale of inventory in the ordinary course of business;

    (c) Dispositions permitted by Section 7.4(b);

    (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Subsidiary Guarantor that is a Domestic Subsidiary;

    (e) the licensing and sublicensing of Intellectual Property of the Borrower and its Subsidiaries in the ordinary course of business;

    (f) the leasing or subleasing of real property of the Borrower and its Subsidiaries in the ordinary course of business;

    (g) Dispositions permitted by Section 7.11; and

    (h) Asset Sales the Net Cash Proceeds of which are applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10.

    7.6 LIMITATION ON DIVIDENDS. Declare or pay any dividend (other than dividends payable solely in common stock or warrants to purchase common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "RESTRICTED PAYMENTS"), except that:

    (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor that is a Domestic Subsidiary;

    (b) the Exchange Offer;

    (c) (i) as long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make (including tax indemnification amounts) Restricted Payments into a trust in connection with the purchase of vested options on the Borrower's common stock in an amount not to exceed $2,000,000 as contemplated by the Merger Agreement and (ii) at any time, such trust may make payments or distributions in accordance with the terms of the agreements governing the operation of such trust; PROVIDED that in no event shall the Borrower make Restricted Payments pursuant to this clause (c) in an amount in excess of $2,000,000; and

    (d) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may repurchase its common stock at fair market value in an amount not to exceed $500,000 during the 1998 and 1999 fiscal years of the Borrower and $750,000 during the 2000 fiscal year of the Borrower.

    7.7 LIMITATION ON CAPITAL EXPENDITURES. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding the amount set forth below with respect to any fiscal year of the Borrower:

          Fiscal Year                             Amount
          -----------                             ------
              1997                            $   3,000,000
              1998                            $  10,500,000
              1999                            $  11,500,000
              2000                            $  12,500,000
              2001                            $  13,500,000
              2002                            $  14,500,000
              Thereafter                      $  14,500,000

    7.8 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or a material part of a business unit of, or make any other investment in, any Person, except:

    (a) extensions of trade credit in the ordinary course of business;

    (b) investments in Cash Equivalents;

    (c) Guarantee Obligations permitted by Section 7.2;

    (d) loans and advances to employees of the Borrower or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $500,000 at any one time outstanding;

    (e) so long as no Default or Event of Default shall have occurred and be continuing, the purchase of all or substantially all of the assets of Saint Maxim, a company organized in Taiwan, for aggregate consideration not in excess of $250,000;

    (f) the Tender Offer and the Pre-Merger Transactions;

    (g) investments made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

    (h) investments, loans or advances by the Borrower or any of its Subsidiaries in or to the Borrower or any Person that, prior to such investment, loan or advance is a Subsidiary Guarantor that is a Domestic Subsidiary;

    (i) cash pledged to the Lenders pursuant to the Loan Documents;

    (j) investments by the Borrower or its Subsidiaries in Interest Rate Protection Agreements required by Section 6.9;

    (k) investments in the form of intercompany Indebtedness permitted by
Section 7.2(b) and (j); and

    (l) so long as no Default or Event of Default shall have occurred and be continuing, other investments by the Borrower or any Subsidiary in any Person having an aggregate (for all said investments) fair market value (measured as of the date such investment is made) not to exceed $3,000,000.

    7.9  LIMITATION ON OPTIONAL PAYMENTS AND MODIFICATIONS OF DEBT
INSTRUMENTS OR MERGER AGREEMENT, ETC. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Subordinated Notes (other than scheduled interest payments required to be made in cash; provided that such scheduled interest payments may not be made with "Permitted Proceeds" (as defined in the Senior Subordinated Note Indenture) at any time when payments of interest on the Senior Subordinated Notes are prohibited pursuant to Sections 10.02 or
10.03 of the Senior Subordinated Note Indenture except with Permitted Proceeds), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of (i) the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change which (A) would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon and (B) does not involve the payment of a consent fee), (ii) the Merger Agreement or (iii) any class of its Capital Stock or (c) designate any Indebtedness as "Designated Senior Debt" for the purposes of the Senior Subordinated Note Indenture.

    7.10 LIMITATION ON TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary in the ordinary course of business on fair and reasonable terms) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate. Notwithstanding the foregoing, the following transactions may be consummated: (i) the Tender Offer, the Pre-Merger Transactions and each of the transactions provided for or described in the Transaction Documentation, (ii) each of the employment agreements entered into by any of the Loan Parties and William Gibbs or Walter Sobon dated as of July 14, 1997, (iii) as set forth on
Schedule 7.10 to the Disclosure Letter, (iv) Restricted Payments permitted by
Section 7.6, and (v) the payment of fees and indemnities to directors, officers and employees of the Loan Parties in the ordinary course of business.

    7.11 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except if the Net Cash Proceeds of such sale are applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments pursuant to Section 2.10.

    7.12 LIMITATION ON CHANGES IN FISCAL PERIODS. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

    7.13 LIMITATION ON NEGATIVE PLEDGE CLAUSES. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) the Senior Subordinated Note Indenture.

    7.14 LIMITATION ON RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital
Stock or assets of such Subsidiary otherwise permitted hereunder.

    7.15 LIMITATION ON LINES OF BUSINESS. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are reasonably related or incidental thereto.

    7.16 LIMITATION ON ACTIVITIES OF THE DARDEL AND AXIOHM-INV. Permit Dardel or Axiohm-Inv, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of its Subsidiary, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party and (iii) obligations with respect to its Capital Stock (other than any such obligations constituting Indebtedness), (c) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents) other than the ownership of shares of Capital Stock of its Subsidiary, (d) create or permit to exist any Subsidiary other than a wholly owned Subsidiary or (e) directly or indirectly, convey, sell, transfer of otherwise dispose of, or create, assume, incur or permit to be created, assumed, incurred or to exist, any Lien of any kind upon, any Capital Stock of its Subsidiary (except pursuant to the Loan Documents).

                          SECTION 8. EVENTS OF DEFAULT

    If any of the following events shall occur and be continuing:

        (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

        (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

        (c) (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (ii) of Section 6.4(a) (with respect to any Loan Party), Section 6.7(a), Section 7, or Sections 5.6 or 5.8 of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

        (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

        (e) The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; PROVIDED, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions of the type described in clauses
    (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

        (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which
    (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its

    Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

        (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

        (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

        (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

        (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

        (k) (i) The Permitted Investors shall cease to own of record and beneficially an amount of common stock of the Borrower equal to at least 40% of the amount of common stock of the Borrower have voting power for the election of directors of the Borrower; (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of the Borrower; or (iii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or

        (l) The Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

                             SECTION 9. THE AGENTS

    9.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

    9.2 DELEGATION OF DUTIES. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

    9.3 EXCULPATORY PROVISIONS. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

    9.4 RELIANCE BY ADMINISTRATIVE AGENT. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each
Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

    9.5 NOTICE OF DEFAULT. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); PROVIDED that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

    9.6 NON-RELIANCE ON AGENTS AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

    9.7 INDEMNIFICATION. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Credit Percentages, Tranche A Term Loan Percentages and Tranche B Term Loan Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

    9.8 AGENT IN ITS INDIVIDUAL CAPACITY. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

    9.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be approved by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The

Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

    9.10 AUTHORIZATION TO RELEASE LIENS. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1.

    9.11 ARRANGER. The Arranger, in its capacity as such, shall not have any duties or any responsibilities hereunder nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Arranger in its capacity as such.

                           SECTION 10. MISCELLANEOUS

    10.1 AMENDMENTS AND WAIVERS. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Agents and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, or the Agents, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; PROVIDED that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Credit Commitment, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 10.1 or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Revolving Credit Facility Lenders; (iv) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under each affected Facility; (v) amend, modify or waive any provision of Section 9 without the written consent of the Agents;
(vi) amend, modify or waive any provision of Section 2.23 or 2.24 without the written consent of the Swing Line Lender; or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

    10.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Syndication Agent and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:                        Axiohm Transaction Solutions, Inc.
                                     15070 Avenue of Science
                                     San Diego, California 92128
                                     Attention: Walter S. Sobon
                                     Telecopy: (619) 451-0326
                                     Telephone: (619) 451-3485

The Syndication Agent:               Lehman Commercial Paper Inc.
                                     3 World Financial Center
                                     New York, New York 10285
                                     Attention: Michele Swanson
                                     Telecopy: (212) 528-0819
                                     Telephone: (212) 526-0330

The Administrative Agent:            Union Bank of California, N.A.
                                     530 B Street, 4th Floor
                                     San Diego, California 92101
                                     Attention: Bruce Breslau
                                     Telecopy: (619) 230-3766
                                     Telephone: (619) 230-3758

PROVIDED that any notice, request or demand to or upon any of the parties hereto shall not be effective until received (except in the case of any notice, request or demand to or upon any of the Loan Parties by any of the Agents or the Lenders in connection with the exercise of remedies of any of the Agents or the Lenders pursuant to the Loan Documents or otherwise, including, without limitation, any notice pursuant to Section 8).

    10.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the either Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

    10.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

    10.5 PAYMENT OF EXPENSES. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agents, (b) to pay or reimburse each Lender and the Agents for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold each Lender and the Agents harmless from, any and all recording and filing fees or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agents and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), PROVIDED that the Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnitee. Without limiting the foregoing (including, without limitation, the proviso to the preceding sentence), and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

    10.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

    (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "PARTICIPANT") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, PROVIDED that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; PROVIDED that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section and PROVIDED, FURTHER, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred and the Borrower shall not be required to pay a greater amount.

    (c) Any Lender (an "Assignor") may, in accordance with applicable law and with written notice to the Syndication Agent, at any time and from time to time assign to any Lender or any Affiliate thereof or a Person under common management with such Lender or, with the consent of the Borrower and the Agents (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "ASSIGNEE") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance (an "ASSIGNMENT AND ACCEPTANCE"), substantially in the form of Exhibit E, executed by such Assignee, such Assignor, the Syndication Agent and the Administrative Agent (and, where the consent of the Borrower is required pursuant to the foregoing provisions, by the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register; PROVIDED that no such assignment to an Assignee (other than any Lender or any Affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrower, the Syndication Agent and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrower shall not be required for any assignment which occurs at any time when any of the events described in
Section 8(f) shall have occurred and be continuing.

    (d) The Administrative Agent shall maintain at its address referred to in
Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time and any Notes evidencing such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan and any Note evidencing such Loan recorded therein for all purposes of this Agreement. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee and the old Notes shall be returned by the Administrative Agent to the Borrower marked cancelled. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

    (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof or a Person under common management with such Lender, by the Borrower, the Administrative Agent, the Syndication Agent and the Issuing Lender) together with payment to the Administrative Agent of a registration and processing fee of $2,000 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by Union Bank of California, N.A. or (z) in the case of an Assignee which is already a Lender or is an affiliate of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

    (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

    10.7 ADJUSTMENTS; SET-OFF. (a) Except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility, if any Lender (a "BENEFITTED LENDER") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan and/or of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

    (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, PROVIDED that the failure to give such notice shall not affect the validity of such setoff and application.

    10.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

    10.9 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    10.10 INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

    10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

    10.12 SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

    (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

    (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

    (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

    (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

    (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this
Section 10.12 any special, exemplary, punitive or consequential damages.

    10.13  ACKNOWLEDGEMENTS.  The Borrower hereby acknowledges that:

    (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

    (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

    (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

    10.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

    10.15 CONFIDENTIALITY. Each of the Agents and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; PROVIDED that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Participant or Assignee (each, a "TRANSFEREE") or prospective Transferee which agrees to comply with the provisions of this Section 10.15, (c) to the employees, directors, agents, attorneys, accountants and other professional advisors of such Lender or its affiliates, (d) upon the request or demand of any Governmental Authority having jurisdiction over the such Agent or such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law,
(f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.15, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or
(i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

    10.16 POST CLOSING RESTRUCTURING TRANSACTIONS. (a) Notwithstanding the provisions of Sections 7.2, 7.4, 7.5, 7.6, 7.8, 7.10 or 7.16, the Borrower and its Subsidiaries may, subject to compliance with the conditions set forth in paragraph (b) below, consummate the following transactions:

        (i) the Borrower may sell a 48% interest in Axiohm S.A.R.L. to Axiohm-Inv for fair value (approximately $55,000,000), represented by a promissory note made by Axiohm-Inv to the Borrower, which promissory note shall be pledged pursuant to the Guarantee and Collateral Agreement, and contribute its remaining 4% interest in Axiohm S.A.R.L. to Dardel;

        (ii) Dardel may contribute its 52% interest in Axiohm S.A.R.L. (except for one share to be retained by Dardel) to Axiohm-Inv;

        (iii) Dardel may distribute or sell, or Axiohm-Inv may issue, one share of Axiohm-Inv either to Borrower or to a Domestic Subsidiary; and

        (iv) Axiohm S.A.R.L. may distribute 100% of the Capital Stock of Axiohm-IPB to Axiohm-Inv, after giving effect to which Axiohm-IPB will be a wholly owned Subsidiary of Axiohm-Inv, Axiohm-Inv will be a wholly owned Subsidiary of Dardel (except for the one share owned by Borrower directly or through a Domestic Subsidiary), and Dardel will be a wholly owned Subsidiary of the Borrower.

    (b) The right of the Borrower and its Subsidiaries to consummate the transactions described in paragraph (a) above is subject to the following conditions:

        (i) after giving effect to each such transaction and to any check the box elections made by the Borrower under the Internal Revenue Code in connection therewith, the guarantees and Collateral held by the Administrative Agent will remain unimpaired, except that, if Axiohm S.A.R.L. ceases to be a U.S. branch for U.S. income tax purposes and as a result thereof Axiohm S.A.R.L. becomes an Excluded Foreign Subsidiary, the guarantee of Axiohm S.A.R.L. will be released, the pledge of 35% of the Capital Stock of Axiohm S.A.R.L. will be released and Axiohm S.A.R.L. will be released from the French Security Document; and

        (ii) in connection with such transactions, the Borrower and its Subsidiaries will deliver to the Administrative Agent such documents and other information, and will execute and deliver such amendments and other instruments, as shall be required to give effect to the requirements described in clause (b)(i) above, and will deliver to the Administrative Agent such legal opinions in respect thereof as the Administrative Agent shall reasonably request.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                       AXIOHM TRANSACTION SOLUTIONS, INC.

                                       By:
                                          --------------------------
                                          Name:
                                          Title:


                                       LEHMAN COMMERCIAL PAPER INC., as
                                        Syndication Agent and as a Lender


                                       By:
                                          --------------------------
                                          Name:
                                          Title:

                                       UNION BANK OF CALIFORNIA, N.A., as
                                        Administrative Agent and as a Lender

                                       By:
                                          --------------------------
                                          Name:
                                          Title:

                                                                         ANNEX A

         PRICING GRID FOR REVOLVING CREDIT LOANS, SWING LINE LOANS AND
                              TRANCHE A TERM LOANS

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


                                                           Applicable Margin    Applicable Margin
               Consolidated Leverage Ratio               for Eurodollar Loans  for Base Rate Loans
---------------------------------------------------------------------------------------------------
Greater than or equal to 3.50 to 1.00                            2.50%                   1.50%
---------------------------------------------------------------------------------------------------
Less than 3.50 to 1.00 but greater than or equal to 3.00
 to 1.00                                                         2.25%                   1.25%
---------------------------------------------------------------------------------------------------
Less than 3.00 to 1.00 but greater than or equal to 2.50
 to 1.00                                                         2.00%                   1.00%
---------------------------------------------------------------------------------------------------
Less than 2.50 to 1.00                                           1.75%                   0.75%

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

Changes in the Applicable Margin with respect to Revolving Credit Loans and Tranche A Term Loans resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "ADJUSTMENT DATE") on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.50 to
1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than 3.50 to 1.00. Each determination of the Consolidated Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.